Exhibit 99.1

Porter Bancorp, Inc. Announces J. Chester Porter to Become Chairman Emeritus

Announces Other Management Changes

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 29, 2012--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today announced that J. Chester Porter will be named Chairman Emeritus of Porter Bancorp, Inc. at the Company’s annual meeting of shareholders on May 16, 2012. Mr. Porter, age 71, currently serves as Chairman of the Board of the Company he founded 25 years ago.

Mr. Porter recently informed the Board of Directors that he would not stand for re-election to the Board, and would be stepping down as an executive officer of Porter Bancorp and its wholly owned subsidiary, PBI Bank. The Board expects to name Maria L. Bouvette, President and Chief Executive Officer of Porter Bancorp, to the additional role as Chairman of the Company and Chairman of PBI Bank. Ms. Bouvette currently serves as President and CEO of the Company and PBI Bank. As part of the Company’s succession planning, the Board has formed a search committee comprised of its five independent directors to identify and hire a President and CEO to succeed Ms. Bouvette as PBI Bank’s President and CEO.

“I am very gratified to have served as Chairman of Porter Bancorp,” stated J. Chester Porter. “The Company was founded in 1988 with one bank that had a total of $65 million in assets. Since that time, we’ve expanded to 18 locations with almost $1.5 billion in assets. We’ve grown through strategic acquisitions of banks across Kentucky to include the four largest markets in the state. We also were an early pioneer of online banking with the formation of Ascencia Bank in 1999.

“I am happy to turn Porter Bancorp over to a younger team who has the energy and drive to address the current issues facing banks today. We have a great team at Porter that is led by Maria Bouvette, and I have every confidence in her to continue building Porter Bancorp and PBI Bank in the future. I am very proud to be associated with the entire team at Porter and look forward to my new role as Chairman Emeritus,” concluded Mr. Porter.

Commenting on the management changes, David L. Hawkins, an independent director of Porter Bancorp and chair of the audit and risk oversight committees, stated, “Chester Porter has been a major factor in our Company’s growth over the past 24 years, and we are gratified that he will continue to make his deep institutional knowledge and expertise available to the Board in his role as Chairman Emeritus. We are very fortunate to have Chester’s continued counsel regarding the banking community in Kentucky combined with his legal acumen to guide us on the Board. Under Chester’s leadership, our Board has implemented a management succession plan that will serve as our guide to add and strengthen our management team as we go forward.

“As part of our succession plan, the Board expects to name Maria Bouvette to the additional role as Chairman of Porter Bancorp at the annual shareholders’ meeting in May. Maria and Chester have worked closely together over the past 25 years and we expect continuity in Porter Bancorp’s operations when Maria is named as Chairman.

“The Board also plans to nominate William G. Porter, brother of Chester Porter, for election to the Board of Directors,” continued Mr. Hawkins. “Bill Porter is a significant shareholder and currently serves as Director of PBI Bank and the Peoples Bank, Taylorville, KY. His business background and knowledge of the Kentucky banking market will be a solid addition to our Board of Directors. We look forward to him joining our Board,” concluded Mr. Hawkins.

Porter Bancorp Names New Chief Financial Officer and Chief Risk Officer

The Company also announced that Phil W. Barnhouse was named Chief Financial Officer of Porter Bancorp and David B. Pierce was named Chief Risk Officer. The appointments of Mr. Barnhouse and Mr. Pierce were recently approved by the St. Louis Federal Reserve.

Mr. Barnhouse previously served as Chief Financial Officer of PBI Bank since 2006. He served as Chief Financial Officer of Ascencia Bank from 1998 until it was merged into PBI Bank at the end of 2005. From 1992 to 1998, Mr. Barnhouse worked with Arthur Andersen LLP, where he managed the audits of public and private companies.

Mr. Pierce will be responsible for risk management for both Porter Bancorp and PBI Bank. He previously served as Chief Financial Officer of Porter Bancorp since 2006 and in a number of executive positions with Porter Bancorp’s subsidiary banks from 1990 through 2005. From 1984 to 1989, Mr. Pierce served as a manager at Coopers & Lybrand (now PricewaterhouseCoopers) where he was responsible for audits of public and private entities including financial institutions.

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About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.5 billion in assets as of December 31, 2011. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO